Exhibit 99.1

Sonder Holdings Inc. appoints Dominique Bourgault as Chief Financial Officer

SAN FRANCISCO - Sonder Holdings Inc. (NASDAQ: SOND), a leading next-generation hospitality company that is redefining the guest experience through technology and design, announced the appointment of Dominique Bourgault as Chief Financial Officer, effective March 6, 2023. Bourgault joins Sonder as the company continues to execute on its Cash Flow Positive Plan to achieve profitability without additional fundraising.

“Dominique brings over two decades of finance leadership experience in global growth businesses along with valuable experience in the travel and hospitality industry,” said Francis Davidson, Co-Founder and CEO of Sonder. “He has a track record of delivering against ambitious performance targets and leading finance transformations in a way that complements our culture of rapid innovation.”

“I’m thrilled to join Sonder at a pivotal moment in the company’s evolution as we work to drive long-term value for our investors and stakeholders,” said Bourgault. “As global hospitality trends continue to evolve, I look forward to working with the business to deliver on our strategy, build world-class finance capabilities, and capture the profitable growth opportunity we have in front of us.”

Prior to Sonder, Dominique was CFO at Blue Nile, Inc., a pioneer retailer in online diamonds and fine jewelry, steering the capital allocation process through the ups and downs of COVID, preparing the company to go public via SPAC, and ultimately leading the strategic sale of the company to Signet Jewelers Limited. Before Blue Nile, he spent 18 years with Expedia Group, Inc. in a variety of finance roles, including serving as CFO of Hotels.com LP, SVP of Corporate Finance, and CFO of the Retail group, the largest division by revenue and profitability within Expedia Group.

About Sonder Holdings Inc.

Sonder (NASDAQ: SOND) is revolutionizing hospitality through innovative, tech-enabled service and inspiring, thoughtfully designed accommodations combined into one seamless experience. Launched in 2014 and headquartered in San Francisco, Sonder provides a variety of accommodation options — from spacious rooms to fully-equipped suites and apartments — found in over 40 markets spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.

To learn more, visit www.sonder.com or follow Sonder on Facebook, Twitter or Instagram.
Download the Sonder app on Apple or Google Play.

Contacts

Media:
press@sonder.com

Investor:
ir@sonder.com